Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Form F-4 Registration Statement and related Prospectus of Satellogic Inc. and to the inclusion therein of our report dated April 27, 2023, with respect to the consolidated financial statements of Satellogic Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 4, 2023